Exhibit 10.6

SUB-ADMINISTRATIVE SERVICES AGREEMENT

This SUB-ADMINISTRATIVE SERVICESAGREEMENT (this “Agreement”) made as of September 5, 2025 by and between Remora Capital Corporation, a Maryland corporation (the “Company”), and Crescent Capital Group LP, a Delaware limited liability company (“CCG” or the “Sub-Administrator”).

WITNESSETH:

WHEREAS, the Company is a newly organized closed-end investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company and Remora Capital Management , LLC (“RCM”) have entered into an investment sub-advisory agreement, dated as of September 5, 2025, with CCG pursuant to which CCG has agreed to provide investment sub-advisory services with respect to Crescent Investment Opportunities (as defined herein) (the “Investment Sub-Advisory Agreement”);

WHEREAS, the Company desires to retain the CCG to provide sub-administrative services to the Company with respect to Crescent Investment Opportunities in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Sub-Administrator hereby agree as follows:

1.	Duties of the Sub-Administrator.

(a) Employment of Sub-Administrator. The Company hereby employs the Sub-Administrator to act as an administrator of the Company, and to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Sub-Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth in exchange for the consideration as provided for below. The Sub-Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b) Services. The Sub-Administrator shall perform the administrative services necessary for the administration of the assets identified, sourced and/or originated by CCG, in its capacity as an investment sub-adviser to the Company, pursuant to the Investment Sub-Advisory Agreement (the “Crescent Investment Opportunities”). In connection with the performance of its obligations hereunder, the Sub-Administrator shall, among other things,

(i)	subject to the Board’s (or its valuation designee’s) ultimate authority and responsibility to determine the valuation of the Company’s assets, reasonably cooperate in all material respects with the Company’s lenders and/or service providers, including, the Company’s investment adviser and administrator, RCM, and supply information, upon reasonable request from RCM or the Company, in form and scope that is customarily provided by the Sub-Administrator for loans similar to the Crescent Investment Opportunities to similarly situated investors as the Company and as may be reasonably necessary to enable RCM, the Company or such lenders and/or service providers to perform their duties in accordance with the applicable agreements, subject in each case to applicable law and confidentiality requirements, including supplying loan portfolio information within the possession and control of the Sub-Administrator reasonably required by the Company’s leverage provider(s) and supplying information relating to the valuation and pricing of Crescent Investment Opportunities by the Board (or its valuation designee), including: (A) financial statements or financial performance information made available to the Sub-Administrator or any of its affiliates in connection with each Crescent Investment Opportunity in which the Company has invested; (B) policies, supporting materials, inputs and other information relating to the determination of quarterly valuations of Crescent Investment Opportunities in which the Company has invested by the Sub-Administrator to allow the Board (or its valuation designee) to assess the valuation methodologies used by the Sub-Administrator and the historical accuracy of the valuations determined by the Board (or its valuation designee) in such Crescent Investment Opportunities; (C) customary loan tape information for each Crescent Investment Opportunity in which the Company has invested as reasonably requested by RCM or the Company or their financing sources; and (D) copies of any amendments, modifications, supplements or restatements of the principal credit documents related to such Crescent Investment Opportunities in which the Company has invested. For the avoidance of doubt, the Board (or its valuation designee) shall be fully responsible for determining the final valuation of the Company’s assets, including the Crescent Investment Opportunities, and the Sub-Administrator shall not bear any responsibility or liability for determining or approving the final valuation of any assets of the Company, including the Crescent Investment Opportunities;

(ii)	notify RCM promptly upon obtaining knowledge of a default in the payment of principal or interest of any Crescent Investment Opportunities in which the Company has invested, and use reasonable efforts to promptly provide reasonably requested additional information relating to defaulted Crescent Investment Opportunities in which the Company has invested;

(iii)	exercise commercially reasonable efforts to assist RCM and the Company in connection with providing diligence information reasonably requested in connection with any Crescent Investment Opportunities collateralized for purposes of, financing that is secured by Crescent Investment Opportunities in which the Company has invested, including financings for which the Crescent Investment Opportunities may be cross-collateralized with assets of the Company other than Crescent Investment Opportunities, provided, however, for the avoidance of doubt, the foregoing obligations to provide assistance shall not be construed to involve, and the Sub-Administrator shall have no liability for, the underwriting or sourcing of any such financing by the Company; and

(iv)	using commercially reasonable efforts and subject to the requirements of any loan documentation applicable to such Crescent Investment Opportunities, to arrange for RCM to have access to such information and records related to such Crescent Investment Opportunities as is provided to lenders by or on behalf of the administrative agent (or person performing similar functions) in respect of such Crescent Investment Opportunities.

The Sub-Administrator shall make reports to RCM, in its capacity as the Company’s administrator, of its performance of obligations hereunder; provided that nothing herein shall be construed to require the Sub-Administrator to, and the Sub-Administrator shall not, in its capacity as Sub-Administrator, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company.

In furtherance of the foregoing, the Company hereby designates and appoints the Sub-Administrator as its agent and attorney-in-fact, with full power and authority and without the need for further approval of the Company, or any other agent of the Company (except as may be required by law or otherwise required by this Agreement), to execute proxies, waivers, consents and other instruments with respect to Crescent Investment Opportunities in which the Company has invested and prospective Crescent Investment Opportunities the investment in which RCM has approved pursuant to the Investment Sub-Advisory Agreement, including as necessary to take actions to: (i) acquire, hold, manage, vote, own and dispose of Crescent Investment Opportunities, (ii) review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements; (iii) provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Crescent Investment Opportunities (including on creditors’ committees), vote with respect to investments and other assets of the Crescent Investment Opportunities whether in person, by proxy, consent or otherwise, sell short investments and cover such sales; (iv) monitor and supervise the Crescent Investment Opportunities; (v) initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets comprising Crescent Investment Opportunities, enforce the Company’s rights or otherwise defend the interests of the Company with respect to the Crescent Investment Opportunities; (vi) cooperate with persons or entities engaged by the Company to render services to the Company, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors; (vii) employ techniques to hedge portfolio risk relating to Crescent Investment Opportunities (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets); (viii) take whatever steps are required by governmental authorities having jurisdiction over the Company or its assets; and (ix) take such other actions as may be necessary or advisable in connection with the foregoing or the dispensation of its rights and obligations under this Agreement. Notwithstanding the foregoing, the Sub-Administrator agrees that any power of attorney granted to the Sub-Administrator under this Agreement may be subject to reasonable restrictions and limitations under the Company’s existing or future financing documents, and the Sub-Administrator shall take any actions and enter into any documentation reasonably requested or required by RCM, the Company or the Company’s lenders to evidence the foregoing.

2. Voting Rights. Notwithstanding any termination of this Agreement, until the disposition of a Crescent Investment Opportunity by the Company, the Company (or RCM on behalf of the Company) hereby agrees to vote or otherwise take (or refrain from taking) any action on (i) at all such times as the Investment Sub-Advisory Agreement is in effect, Sacred Matters (as defined below) and Non-Sacred Matters (as defined below) in respect of any Crescent Investment Opportunity (including any related available and legally binding unfunded commitment and related documentation) then held by the Company solely in accordance with the written instructions provided from time to time by Sub-Administrator to the Company (or RCM on behalf of the Company) and (ii) at any such time as the Investment Sub-Advisory Agreement is not in effect, Non-Sacred Matters in respect of any Crescent Investment Opportunity (including any related available and legally binding unfunded commitment and related documentation) then held by the Company solely in accordance with the written instructions provided from time to time by Sub-Administrator to the Company (or RCM on behalf of the Company) (the “Proxy Instructions”). For the avoidance of doubt, following any termination of the Sub-Advisory Agreement, this Agreement shall not affect the Company’s voting rights, except with respect to Non-Sacred Matters. For purposes of this Section 2, the following terms have been defined as follows:

(a)	“Non-Sacred Matters” means, with respect to any Crescent Investment Opportunity (including any available unfunded commitment) or any documentation relating thereto, any waiver, amendment, modification or other action with respect thereto that is not a Sacred Matter.

(b)	“Sacred Matter” means any waiver, amendment, modification or other action with respect thereto having any effect of (i) increasing the amount or extending the term of any commitment to make advances thereunder, extending or otherwise modifying any scheduled interest payment date, scheduled amortization payment date or the final maturity date or accelerating the obligation of any lender thereunder to make advances thereunder, (ii) reducing the principal amount, the amount or rate of interest, or any fees or other amounts payable by the underlying obligors, (iii) subordinating or releasing all or substantially all of the liens granted or guarantees made in favor of any lender thereunder, except, in each case, as otherwise contemplated or permitted therein, (iv) changing the ratable amount of or priority of payments to lenders thereunder or amending the definition of “Required Lenders” (or any other term having similar meaning), in each case, in any manner that is adverse in any material respect to any lender thereunder, or (v) changing the definition of sacred or similar rights in the underlying loan documentation.

3. Right of First Offer. RCM, as the investment adviser to the Company, may offer to sell all or any portion of the Crescent Investment Opportunities at any time to a third party; provided, however, that prior to accepting any offer from a third party to purchase any Crescent Investment Opportunity, RCM shall offer CCG an opportunity to purchase (or any investment vehicle, collateralized loan obligation, business development company, separately managed account and/or any other advisory clients, in each case, sponsored, managed and/or advised by CCG and/or its affiliates to purchase) such Crescent Investment Opportunity at a purchase price equal to the higher of (x) the fair market value of such Crescent Investment Opportunity determined by an independent valuation service firm and (y) the purchase price offered by the third-party buyer for such Crescent Investment Opportunity. As part of each offer, RCM shall (a) confirm to CCG that (i) such purchase price offered by the third-party buyer is bona fide and binding on such buyer and (ii) such buyer is not an affiliate of RCM or the Company and (b) provide sufficient information to CCG to assess the purchase price and other terms of the offer. RCM agrees not to accept any such offer by a third-party buyer for five (5) business days after providing CCG with all of the confirmations and other information required in the prior sentence. For the avoidance of doubt, to the extent that RCM, on behalf of the Company, sells all or any portion of a Crescent Investment Opportunity to a third party pursuant to the foregoing, RCM agrees not to sell such Crescent Investment Opportunity at a purchase price lower than the purchase price offered by CCG with respect to that Crescent Investment Opportunity.

4. Records. The Sub-Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Sub-Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Sub-Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. The Sub-Administrator may engage one or more third parties to perform all or a portion of the foregoing services.

5. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

6. Compensation and Expenses.

(a)	The Company shall pay the Sub-Administrator, in arrears, a quarterly administration fee (the “Administration Fee”) equal to 0.30% per annum of the aggregate value of all Crescent Investment Opportunities held by the Company or a subsidiary of the Company as of such date, as determined by the Board of Directors of the Company (or its valuation designee), which determination may incorporate valuation information provided by the Sub-Administrator ( the “Aggregate Investment Value”); provided that, for purposes of the Administration Fee calculation, the value of any particular investment shall not exceed the outstanding principal balance of such investment as of such date.

(i)	As soon as practicable after the end of each calendar quarter, the Sub-Administrator shall send to the Company a calculation (the “Calculation”) in reasonable detail of the Administration Fee for the calendar quarter that ended as of the close of business of the last day of such calendar quarter. The Company may approve or disapprove of the Calculation within ten (10) business days of its receipt. In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Company shall pay the fee to the Sub-Administrator. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

(ii)	The Administration Fee shall be calculated at the end of each calendar quarter by multiplying 0.30% by the Aggregate Investment Value, as defined above, determined as of the close of business on the last business day of such calendar quarter, and multiplying the result by a fraction, the numerator of which is the number of calendar days in the quarter and the denominator of which is the number of calendar days in the year. The fee shall be payable quarterly in arrears by the Company to the Sub-Administrator.

(b)	During the term of this Agreement, the Sub-Administrator will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and all out of pocket expenses arising out of the Sub-Administrator’s duties to provide administrative services hereunder that do not otherwise qualify as Company expenses pursuant to Section 2(c) of that certain Investment Management Agreement, by and between the Company and RCM, dated as of September 5, 2025 and Section 4(b) of that certain Administration Agreement, by and between the Company and RCM, dated as of September 5, 2025. For the avoidance of doubt, the Sub-Administrator shall not be responsible for, and each of the Company and RCM will bear, respectively, all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Sub-Administrator pursuant to this Agreement, including all such expenses set forth in Section 2(c) of that certain Investment Management Agreement, by and between the Company and RCM, dated as of September 5, 2025 and Section 4(b) of that certain Administration Agreement, by and between the Company and RCM, dated as of September 5, 2025.

7. Limitation of Liability of the Sub-Administrator; Indemnification. The Sub-Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them shall not be liable to RCM or the Company for any action taken or omitted to be taken by the Indemnified Parties (as defined below) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Sub-Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Sub-Administrator (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its shareholders) arising out of or otherwise based upon the performance of any of the Sub-Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Sub-Administrator’s duties or by reason of the reckless disregard of the Sub-Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Services not Exclusive. The services of the Sub-Administrator to the Company are not to be deemed to be exclusive, and the Sub-Administrator and each other person providing services as arranged by the Sub-Administrator is free to render services to others. Nothing in this Agreement shall prevent the Company from engaging, and the Company shall have the right to engage, additional administrators in connection with the operations of the Company.

9. Duration and Termination of this Agreement.

(a)	This Agreement shall become effective as of the first date above written.

(b)	This Agreement shall terminate on the earliest to occur of (i) following the first investment by the Company in a Crescent Investment Opportunity, such time as the Company no longer holds any Crescent Investment Opportunity, (ii) any party’s decision to terminate this Agreement upon not less than ninety (90) days’ written notice to the other party, or (iii) the date on which a party terminates this Agreement for Cause (as defined below) (the “Termination Date”). As used in this Section 8, “Cause” with respect to any party, means a finding (after any applicable cure period) by any arbitrator or court of competent jurisdiction, in a final, non-appealable order, that (A) such party has materially breached this Agreement and such material breach has continued for a period of thirty (30) days after receipt by such party (i.e., the breaching party) of written notice thereof from the other party (i.e., the non-breaching party) specifying such breach and requesting that the same be remedied to the non-breaching party’s reasonable satisfaction in such thirty (30)-day period, or (B) an action taken or omitted to be taken by such party in connection with this Agreement constitutes willful misconduct or gross negligence that results in material harm to the other party and such willful misconduct or gross negligence has not been cured within a period of thirty (30) days after receipt by such party (i.e., the offending party) of written notice thereof from the other party (i.e., the non-offending party) specifying such willful misconduct or gross negligence, and requesting that the same be remedied to the non-offending party’s reasonable satisfaction in such thirty (30)-day period.

(c)	This Agreement may not be assigned by a party without the consent of the other party.

(d)	Notwithstanding the termination or expiration of this Agreement, (i) the Administrator shall be entitled to any amounts owed under Section 6(a) until such time as the Company no longer holds any Crescent Investment Opportunity, (ii) the provisions of Sections 2 and 3 of this Agreement shall survive the termination of this Agreement and (iii) the provisions of Section 7 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof.

10. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of each of the parties hereto.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Notices. Any notice or other communication given under this Agreement shall be deemed to have been given if given in writing (including email or other electronic means) addressed as provided below or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor, and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

To RCM:	Daniel Mafrice Chief Executive Officer & Managing Partner Remora Capital Partners 3200 West End Ave., Suite #500 Nashville, TN 37203 Phone: Fax: Email:

To the BDC:	Daniel Mafrice Chief Executive Officer Remora Capital Corporation 3200 West End Ave., Suite #500 Nashville, TN 37203 Phone: Fax: Email:

To Investment Sub-Adviser:	Crescent Capital Group LP Attn: George Hawley 11100 Santa Monica Blvd., Ste. 2000 Los Angeles, CA 90025 Telephone: Email:

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

15. Independent Contractor Status. In rendering services for the Company, the Administrator is at all times serving as an independent contractor. Nothing in this Agreement shall be, construed to make or render either party or any of its officers, agents, or employees an employee of, or joint venture of or with the other for any purpose whatsoever. No right or authority is granted to Administrator or its personnel to assume or to create any obligation or responsibility express or implied, on behalf of or in the name of the Company except as expressly authorized in this Agreement or another writing by, the Company and the Administrator.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Administrator. This Agreement is not intended to, and shall not, convey any rights to persons not a party to this Agreement, other than each person entitled to indemnification hereunder, and their respective successors and permitted assigns, and the Company and the Sub-Administrator, as the Sub-Administrator of the Company, with respect to any rights or benefits conferred thereto, each of whom shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

REMORA CAPITAL CORPORATION

/s/ Daniel Mafrice
By: Daniel Mafrice
Title: Chief Executive Officer

CRESCENT CAPITAL GROUP LP

/s/ Ray Barrios
By: Ray Barrios
Title: Managing Director

/s/ George P. Hawley
By: George P. Hawley
Title: General Counsel